Filed pursuant to Rule 424(b)(3)

File # 333-104055

FIRST PROSPECTUS SUPPLEMENT DATED JULY 1, 2003

TO

PROSPECTUS DATED MAY 21, 2003

5,000,000 SHARES

CHAMPION ENTERPRISES, INC.

COMMON STOCK
($1.00 PAR VALUE)

     This prospectus supplement supplements the prospectus dated May 21, 2003 of Champion Enterprises, Inc. (“Champion”) relating to 5,000,000 shares of common stock, $1.00 par value per share, of Champion issuable upon conversion of Convertible Promissory Notes held by the selling shareholders. This prospectus supplement should be read in conjunction with the prospectus and is qualified by reference to the prospectus, except to the extent that the information presented in this prospectus supplement supercedes the information contained in the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

     The date of this Prospectus Supplement is July 1, 2003.

     The section of the Prospectus under the heading “Selling Shareholders” is amended to read in its entirety as follows:

     Certain information concerning the selling shareholders is provided below. The following table was restated in a supplement to this Prospectus dated July 1, 2003 and reflects selling shareholder information as of that date.

		Shares of Common Stock

		Beneficially
	Present Positions, Offices or	owned as of	Offered	Percent of
	Relationships with the Company and	date of this	by this	class owned
Name	its Affiliates During the Past 3 Years	Prospectus	Prospectus	after Offering

	(4)	(5)		(6)
John Bushman (1)	Consultant	110,007	1,160,388	0
ICA Group, Inc. (2)	N/A	128,566	1,368,590	0
Investment Corp. of America (2)	N/A	50,643	539,099	0
Ed Lasater (3)	President	73,791	385,770	*
Roger Lasater (3)	Senior Vice President Sales & Marketing for Champion Enterprises, Inc. Formerly, EVP A-1 Homes Group LP, President, Western Region Retail of Champion Enterprises, Inc., President of Genesis Homes	100,968	249,185	*
Jeff Bushman (1)	Formerly, Regional Vice President	28,469	303,058	*
Gary Chipman	Regional Vice President	22,355	212,698	*
Jim Kirk	Formerly, Regional Vice President of Homes America of Arizona, Inc.	41,717	209,890	*
Harvey Andrews	Formerly, General Manager	24,704	156,525	*
Brad Bushman (1)	Formerly, General Manager Wholesale Division	12,135	129,185	*
Sandy Tucker	General Manager	3,988	32,293	*
Mike McGinnis	Director of Training Formerly, General Manager	22,296	94,713	*
Ben Spector	Formerly, General Manager	5,595	59,560	*
Gay Clary	General Manager	9,213	5,193	*
Andy Lasater (3)	Executive Vice President	6,585	51,473	*
Ron Borders	Formerly, Salesman, General Manager	1,497	15,943	*
Eddie Harrison	Regional Vice President Formerly, General Manager	3,608	26,437	*

*	Less than 1%

(1)	John Bushman is the father of Jeff Bushman and Brad Bushman. Each of these three disclaims beneficial ownership of the shares held by the other two.

(2)	ICA Group, Inc. and Investment Corp. of America are both privately owned corporations. John Bushman, through the C&J Revocable Trust owns 84% of the common stock of each corporation and Ed Lasater owns the remaining 16%.

(3)	Ed Lasater, Roger Lasater and Andy Lasater are all brothers. Each of these three disclaims beneficial ownership of the shares held by the other two.

(4)	Unless otherwise indicated, the office or position listed is with A-1 Homes Group, LP, a subsidiary of Champion Enterprises, Inc.

(5)	Consists of shares of the Company’s common stock beneficially owned by the selling shareholder excluding any shares to be received by the selling shareholder upon conversion into common stock of any payments due to the selling shareholder under the Convertible Promissory Notes.

(6)	Assumes sale of all common stock issuable upon conversion of the payments due to the selling shareholder under the Convertible Promissory Notes.

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